As filed with the Securities and Exchange Commission on August 6, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PHARMACOPEIA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0418085
(State of Incorporation or Organization)	(IRS Employer Identification No.)

P.O. Box 5350 Princeton, New Jersey	08543-5350
(Address of Principal Executive Offices)	(Zip Code)

PHARMACOPEIA, INC. AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Stephen C. Costalas, Esq.
Executive Vice President, Corporate Development, General Counsel and Secretary
Pharmacopeia, Inc.
P.O. Box 5350
Princeton, New Jersey 08543-5350
(609) 452-3600

(Name, Address, and Telephone Number of Agent for Service)

With a copy to:

Ella DeTrizio, Esq.
Dechert LLP
Suite 500, 902 Carnegie Center
Princeton, New Jersey 08540-6531
(609) 955-3211

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.01 per share, and options and other rights related thereto (3)	2,000,000 shares	(4)	$2.93	$5,860,000	$230.30
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from merger, consolidation, reorganization, stock splits, stock dividends, recapitalization or similar transactions.

(2)

Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act solely for purposes of calculating the registration fee, based upon the average of the high and low sales prices of the Common Stock as reported on the NASDAQ Global Market on August 4, 2008.

(3)	Includes rights to purchase Pharmacopeia, Inc. Series A Junior Participating Preferred Stock.
(4)	Represents the additional shares of Common Stock subject to future grants under the Pharmacopeia, Inc. Amended and Restated 2004 Stock Incentive Plan.

REGISTRATION OF ADDITIONAL SHARES

This Registration Statement is filed solely to reflect an increase of 2,000,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), reserved for the Registrant’s Amended and Restated 2004 Stock Incentive Plan (the “Plan”). Currently, 3,400,000 shares of Common Stock are registered for issuance under the Plan.  In accordance with General Instruction E to Form S-8, the contents of the earlier Registration Statements on Form S-8, Registration Statement No. 333-115202 filed on May 5, 2004 and Registration Statement No. 333-143092 filed on May 18, 2007, are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 Item 8. Exhibits.

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K immediately follows the signature page of this Registration Statement.

Item 9. Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

1.                                       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.                                          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.                                       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.                                    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.                                       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.                                       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.                                          If the registrant is relying on Rule 430B:

A.                                   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.                                     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.                                       If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.                                       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.                                          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.                                       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.                                    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.                                   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Princeton, State of New Jersey, on this 6th day of August, 2008.

Pharmacopeia, Inc.

By	/s/ Joseph A. Mollica, Ph.D.
Joseph A. Mollica, Ph.D.
Chairman of the Board and Interim President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 6th day of August, 2008.

Signature	Title

(1) Principal Executive Officer

/s/ Joseph A. Mollica, Ph.D.
Joseph A. Mollica, Ph.D.	Chairman of the Board and Interim President
and Chief Executive Officer

(2) Principal Financial Officer and Principal Accounting Officer

/s/ Brian M. Posner
Brian M. Posner	Executive Vice President, Chief Financial
Officer and Treasurer

(3) The following members of the Board of Directors:

* JOSEPH A. MOLLICA, PH.D.	Chairman of the Board

* CAROL A. AMMON	Director

* FRANK BALDINO, JR., PH.D.	Director

* PAUL A. BARTLETT, PH.D.	Director

* STEVEN J. BURAKOFF, M.D.	Director

* DENNIS H. LANGER, M.D.	Director

* BRUCE A. PEACOCK	Director

* MARTIN H. SOETERS	Director

* By	/s/ Joseph A. Mollica, Ph.D.
Joseph A. Mollica, Ph.D.
Attorney-in-fact

INDEX TO EXHIBITS

4.1	Registrant’s Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 10, 2007).

4.2

Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form 10 filed with the Commission on April 9, 2004 (Reg. 000-50523)).

4.3	Amendment No. 1 to the By-Laws of the Registrant (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed with the Commission on December 18, 2007).

5.1	Opinion of Dechert LLP

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Dechert LLP (included in Exhibit 5.1).

24	Power of Attorney.